10F-3 Report


GSS Sal Bros Variable Growth & Income Fund


01/01/05           through               06/30/05


        ID         Issuer Name
Trade Date      Selling Dealer    Total Amount     Purchase
Price    % Received by Fund    % of Issue (1)


.............................................................
.............................................................
.............................




           231  Assurant (AIZ)
1/20/2005    Morgan Stanley              1,000.00
30.6          0.004%                 3.316%
(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.




Other Participant Accounts        Issue Amount
Total Received All Funds


           231         -Includes purchases by other
affiliated mutual funds and                      901,000.00
27,200,000.00         902,000.00
                       discretionary accounts in the amount
of:





10f-3 Report - NSAR Syndicate Reporting Supplement
January 1st, 2005 through June 30th, 2005

Issuer
Assurant (AIZ)

Trade Date
1/20/05

Joint/Lead Manager(s)
Morgan Stanley
Citigroup
Credit Suisse First Boston
Lehman Brothers
Merrill Lynch & Co

Co-Manager(s)
Cochran Caronia & Co
Fortis Securities
Fox-Pitt Kelton
Goldman Sachs & Co
JP Morgan Securities
Keybanc Capital Markets
Raymond James & Associates Inc
SunTrust Robinson Humphrey
UBS

Selling Group
N/A